UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 8, 2008

Staples, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17586	04-2896127
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA		01702
(Address of Principal Executive Offices)		(Zip Code)

508-253-5000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 9, 2008, Staples, Inc. (“Staples”) and its wholly owned subsidiary, Staples Acquisition B.V. (“Staples Acquisition”), announced the settlement (the “Settlement”) of the offer (the “Offer”) made by Staples Acquisition on May 19, 2008 to purchase all the issued and outstanding ordinary shares, American depositary shares and depositary receipts for preference A shares that were validly tendered in the offer (or otherwise defectively tendered provided that such defect has been waived by Staples Acquisition) in the share capital of Corporate Express N.V. (with its subsidiaries, “Corporate Express”) and Corporate Express’ two percent subordinated convertible bonds due 2010.  The Offer was described in the Offer Memorandum of May 19, 2008, subject to the amendments in the press announcements of June 3, June 11, June 25, and July 2, 2008.

In connection with the Settlement, Staples issued approximately $1.2 billion in additional short-term notes under its commercial paper program, drew down approximately $0.6 billion from its revolving credit facility and $0.4 billion from its term credit facility, and assumed certain outstanding obligations of Corporate Express, each described in more detail below.

Commercial Paper Program

In connection with the Offer, from July 3, 2008 through July 8, 2008, Staples issued approximately $1.2 billion in additional short-term notes under its commercial paper program with Lehman Brothers Inc. and Banc of America Securities LLC as dealers and LaSalle Bank as issuing and paying agent (the “Program”), for an aggregate issuance of approximately $2.4 billion as of the Settlement.  Through July 14, 2008, Staples issued approximately $0.4 billion additional notes for an aggregate issuance of approximately $2.8 billion in notes since the launch of the Program on July 1, 2008.

The creation of the Program was previously reported in the Current Report on Form 8-K filed June 13, 2008, and the initial issuance of approximately $1.2 billion in notes was previously reported in Staples’ Current Report on Form 8-K filed on July 2, 2008.

Funding under Credit Facilities

On July 8, 2008, in anticipation of the Settlement, Staples drew down approximately $0.6 billion from its revolving credit facility under the Credit Agreement, dated as of April 1, 2008, by and among Staples, the lenders named therein, Lehman Brothers Commercial Paper Inc., as administrative agent for the lenders, and Bank of America, N.A. and HSBC Bank USA, National Association, as co-syndication agents for the lenders, as amended by Amendment No. 1 to the Credit Agreement, dated as of July 1, 2008 (as amended, the “Bridge Agreement”).  Staples has used the funding from the commercial paper program to repay amounts drawn under the Bridge Agreement, and, as of July 14, 2008, Staples had approximately $0.2 billion outstanding under this facility.

On July 8, 2008, Staples also drew down the maximum commitment amount of $0.4 billion under the credit facility under the Credit Agreement, dated July 1, 2008, by and among Staples, the lenders named therein, Lehman Commercial Paper Inc., as administrative agent, Bank of America, N.A. and HSC Bank USA, National Association, as co-syndication agents for the lenders (the “Term Agreement”).

The material terms of the Bridge Agreement are described in Staples’ Current Reports on Form 8-K filed on April 1, 2008 and July 2, 2008, and material terms of the Term Agreement are described in the Current Report on Form 8-K filed on July 2, 2008, each of which description is herein incorporated by reference.

Assumption of Corporate Express’ Obligations

In connection with the Settlement, Staples assumed certain outstanding financial obligations of Corporate Express.  These obligations include the following:

Securitization Program: In November 2006 and July 2007, affiliates of Corporate Express entered into trade receivable securitization programs with Rabobank International, London Branch (“Rabobank”) and Erasmus Capital Corporation (“Erasmus”).  Under these programs, certain U.S. and European subsidiaries of Corporate Express sold their trade receivables into a subsidiary financing structure which, with commercial paper funding provided by Erasmus and liquidity facilities provided by Rabobank, provided financing to Corporate Express and its affiliates.  At the time of the Settlement, Corporate Express had in place a €77 million European securitization facility and a $204 million U.S. securitization facility.  Staples, Corporate Express and Rabobank have reached an agreement, subject to documentation, under which the securitization programs will continue until November 1, 2008. For each of the U.S. facility and European facility, Staples will provide a parent undertaking agreement with Rabobank and the Corporate Express entity party to the facility in a form comparable to that which was provided by Corporate Express at the outset of these programs.

Australian Credit Facilities: Certain subsidiaries of Corporate Express incorporated or doing business in Australia, which are approximately 59% owned by Corporate Express N.V., are parties to credit agreements under which approximately $0.2 billion is outstanding.

Deutsche Bank Letter of Credit Facility: Prior to the Settlement, Corporate Express had available to it a letter of credit facility under its overall senior bank credit facility with Deutsche Bank AG, entered into on April 1, 2008.  At the Settlement, that loan facility was paid in full and Deutsche Bank has agreed with Corporate Express to provide a new stand-alone guarantee and letter of credit facility in the amount of €75 million to refinance and backstop existing letters of credits and guarantees and provide for the issuance of new letters of credit and guarantees.  Staples has agreed to guarantee the obligations of Corporate Express under the new letter of credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date: July 14, 2008	/s/ Kristin A. Campbell
By: Kristin A. Campbell
Senior Vice President, General Counsel
and Secretary